PROSPECTUS                      Revised Pricing Supplement No. 2692
Dated January 10, 1995          Dated January 12, 1996
PROSPECTUS SUPPLEMENT           Rule 424(b)(3)-Registration
Dated January 25, 1995          Statement No. 33-60723

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                      (Floating Rate Notes)

Trade Date:  January 12, 1996

Settlement Date (Original Issue Date):  January 17, 1996

Maturity Date:  January 20, 1998

Principal Amount (in Specified Currency):  US$50,000,000

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.00%

Net Proceeds to Issuer (in Specified Currency):  US$50,000,000

Interest Rate:
  Interest Calculation:
   X  Regular Floating Rate
  ___ Inverse Floating Rate
  ___ Other Floating Rate

  Interest Rate Basis:  ___ CD Rate   ___ Commercial Paper Rate
   X  Federal Funds Rate (See "Additional Terms--Interest" below)
  ___ LIBOR   ___ Prime Rate  ___ Treasury Rate ___ Other  (See
  "Additional Terms--Interest below).

  Spread (Plus or Minus):  plus 0.165%Spread Multiplier:  N/A

  Index Maturity:  N/A           Index Currency:  N/A

  Maximum Interest Rate:  N/A    Minimum Interest Rate:  N/A

  Interest Payment Period:  Quarterly

  Interest Payment Dates: Every April 17, July 17, October 17 and January 17, commencing April 17, 1996 and on the Maturity Date with respect to the period from and including the Interest Payment Date scheduled to occur on October 17, 1997 to but excluding January 20, 1998).

  Initial Interest Rate Per Annum:
  To be determined two Business Day prior to the Original Issue
  Date.

  Interest Reset Periods and Dates:  Daily, on each Business Day

  Interest Determination Dates:  Two Business Day prior to each
  Interest Reset Date

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.
                      (Floating Rate Notes)
                                                       Page 2
                       Pricing Supplement No. 2692
                       Dated January 12, 1996
                       Rule 424(b)(3)-Registration
                       Statement No. 33-60723

Form of Notes:

   X  DTC registered        ___ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

Indexed Notes:

  Currency Base Rate:  N/A


Additional Terms:

  Interest.

  Interest payments on the Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to the Notes) to but excluding the related Interest Payment Date.

  The Calculation Agent is Salomon Brothers Inc

                      (Floating Rate Notes)
                                                       Page 3
                       Pricing Supplement No. 2692
                       Dated January 12, 1996
                       Rule 424(b)(3)-Registration
                       Statement No. 33-60723


Additional Terms (continued):

  General.

  At September 30, 1995, the Company had outstanding indebtedness totalling $100.241 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 1995 excluding subordinated notes payable after one year was equal to $99.544 billion.

Plan of Distribution:

  The Notes are being purchased by Salomon Brothers Inc (the
  "Underwriter"), as principal, at 100% of the aggregate principal amount of the Notes.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities
  Act of 1933, as amended.